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                                                                     Exhibit 2.2
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                                   FIRST AMENDMENT


                        DATED AS OF THE 20th DAY OF MAY, 1998


                                        TO THE


                             AGREEMENT AND PLAN OF MERGER


                        DATED AS OF THE 2nd DAY OF APRIL, 1998


                                    BY AND BETWEEN


                            ASTORIA FINANCIAL CORPORATION


                                         AND


                              LONG ISLAND BANCORP, INC.



================================================================================


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     First Amendment, dated May 20, 1998, to the Agreement and Plan of Merger, dated April 2, 1998 (the "Merger Agreement") by and between Astoria Financial Corporation ("AFC") and Long Island Bancorp, Inc. ("LISB").

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

     WHEREAS, AFC and LISB entered into the Merger Agreement; and

     WHEREAS, pursuant to Section 8.03 of the Merger Agreement, the parties thereto may from time to time amend or modify the Merger Agreement in accordance with the provisions of Section 8.03; and

     WHEREAS, the Board of Directors of AFC and LISB have by resolution approved and authorized this First Amendment to the Merger Agreement; and

     WHEREAS, all actions necessary to make this First Amendment a valid agreement, enforceable according to its terms have been taken and the execution and delivery of this First Amendment by AFC and LISB have in all respects been duly authorized by AFC and LISB, respectively.

     NOW THEREFORE, in consideration of the foregoing are the mutual agreements set forth herein, AFC and LISB agree as follows:


     I. Unless otherwise expressly defined in this First Amendment or the context otherwise requires, capitalized and other terms for which meanings are provided in the Merger Agreement shall have such meanings when used in this First Amendment.

     II. Effective as of the date first written above, the Merger Agreement shall be and it hereby is amended as follows:

     1. Section 4.13(a) of the Merger Agreement is amended in its entirety to read as follows:

          SECTION 4.13 DIRECTORS AND OFFICERS; ADVISORY BOARD; LITIGATION COMMITTEE (a) AFC agrees to cause five persons who are mutually acceptable to AFC and LISB, who are currently members of the LISB board of directors and who are willing to so serve ("Former LISB Directors"), one of whom shall be Mr. John J. Conefry, Jr., to be elected or appointed as directors of AFC at, or as promptly as practicable after, the Effective Time (such appointment or election of Former LISB Directors to be as evenly distributed as possible among the classes of AFC directors). The directors of the Association, following the Bank Merger, shall be the current directors of the Association, plus the five individuals named above in the immediately preceding



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     sentence.


     2. Section 6.01(d) of the Merger Agreement is amended by deleting "or" at the end thereof, Section 6.01(e) of the Merger Agreement is amended by adding ";or" at the end thereof and the first full paragraph of Section 6.01(f) of the Merger Agreement is amended in its entirety to read as follows:

          (f) by LISB, if its board of directors so determines by a majority vote of members of its entire board, at any time during the five-day period commencing on the Valuation Date (the "Effective Termination Date"), that both of the following conditions are satisfied:

               (i) The AFC Market Value on the Valuation Date shall be less than an amount equal to $49.76, adjusted as indicated in the last sentence of this Section 6.01(f); and

               (ii) (a) the number (the "AFC Ratio") obtained by dividing the AFC Market Value on the Valuation Date by $60.31 (the "Initial AFC Market Value") shall be less than (b) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting .175 from the quotient in this clause (ii)(b) (the "Index Ratio");

SUBJECT, HOWEVER, to the following three sentences. If LISB elects to exercise its termination right pursuant to this Section 6.01(f), it shall give prompt written notice thereof to AFC; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five-day period commencing with its receipt of such notice, AFC shall have the option to increase the consideration to be received by the holders of AFC Common Stock hereunder, by adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a fraction, the numerator of which is 1.15 multiplied by the Initial AFC Market Value and the denominator of which is the AFC Market Value, and (y) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by 1.15 and the denominator of which is the AFC Ratio. If AFC so elects it shall give, within such five day period, written notice to LISB of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 6.01(f) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the
Merger Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              ASTORIA FINANCIAL CORPORATION


                              By: /s/ George L. Engelke, Jr.
                                 -----------------------------------------------
                                 George L. Engelke, Jr.
                                 Chairman, President and Chief Executive Officer




                              LONG ISLAND BANCORP, INC.


                              By:  /s/ John J. Conefry, Jr.
                                 -----------------------------------------------
                                 John J. Conefry, Jr.
                                 Chairman and Chief Executive Officer